UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 19, 2006

NATIONAL INTERSTATE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Ohio	000-51130	34-1607394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3250 Interstate Drive

Richfield, Ohio 44286-9000

(Address of principal executive offices including Zip Code)

(330) 659-8900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 19, 2006, the Board of Directors (the “Board”) of National Interstate Corporation (the “Company”), acting on the advice of its Nominating/Governance Committee, elected Mr. Joseph E. (Jeff) Consolino as a director of the Company to fill the unexpired term of the Company’s current director, Mr. K. Brent Somers. Mr. Somers’ departure was previously discussed in the Company’s Current Report on Form 8-K filed on February 7, 2006. In addition to his Board service, Mr. Consolino will serve as a member of the Compensation Committee and Chair of the Audit Committee for a term that will expire in 2007.

There is no agreement or understanding between Mr. Consolino and any other person pursuant to which Mr. Consolino was appointed to the Board. Mr. Consolino is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

ITEM 8.01 Other Events.

On May 19, 2006, the Board of the Company approved a dividend of $0.04 per common share payable on June 16, 2006 to shareholders of record of the Company’s common shares as of the close of business on June 2, 2006.

The Board also announced anticipated dividend dates for the third and fourth quarter of 2006 of September 15, 2006 and December 15, 2006, respectively. As stated in the Company’s dividend policy in the 2005 Annual Report on Form 10K, the declaration and payment of dividends remains subject to the discretion of the Board of Directors, and will depend on, among other things, the Company’s financial condition, results of operations, capital and cash requirements, future prospects, regulatory and contractual restrictions on the payment of dividends by insurance company subsidiaries and other factors deemed relevant by the Board.

ITEM 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of National Interstate Corporation dated May 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Interstate Corporation

By:	/s/ Paul F. Haffner
Paul F. Haffner
Vice President, General Counsel and Secretary

Date: May 22, 2006